EXHIBIT 10.2

CEC ENTERTAINMENT, INC.

NON-EMPLOYEE DIRECTORS RESTRICTED STOCK PLAN

The CEC Entertainment, Inc. Non-Employee Directors Restricted Stock Plan (hereinafter called the “Plan” as amended, from time to time) was adopted by the Board of Directors of CEC Entertainment, Inc., a Kansas corporation (hereinafter called the “Company”), on March 28, 2005, became effective in 2005 as of the date the Plan was approved by the stockholders of the Company, and was amended by the Board of Directors of the Company on April 17, 2007. The amendment to Section 6.1 of the Plan will be effective upon its approval by the stockholders of the Company (the “Amendment Effective Date”).

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract, retain and reward the services of the non-employee directors of the Company and to provide such persons with a proprietary interest in the Company through the granting of restricted stock that will further align their interests with the interests of the Company’s other stockholders. Upon the approval of the Plan by the stockholders of the Company, the Company intends to use the Plan as the primary means through which the Company issues equity to its non-employee directors for their service to the Company as directors and will discontinue issuing stock options to such directors pursuant to the Company’s Non-Employee Directors Stock Option Plan.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Board” means the Board of Directors of the Company.

2.2 “Change of Control” means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who were members of the Board for the immediately preceding two (2) years (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such a period); (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as defined in Section 2.10) of an aggregate of 30% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act, as defined in Section 2.10) who beneficially owned less than 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, or the acquisition of beneficial ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (B) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (C) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

2.3 “Code” means the Internal Revenue Code of 1986, as amended.

2.4 “Committee” means the committee designated to administer the Plan in accordance with Article 3 of this Plan.

2.5 “Common Stock” means the common stock of the Company, par value $ 0.10 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.

2.6 “Date of Grant” means the effective date on which a Restricted Stock Award is made to an Eligible Director as set forth in the applicable Restricted Stock Agreement.

2.7 “Director” means a member of the Board.

2.8 “Eligible Director” means a Non-employee Director who was previously appointed or elected to the Board and who continues to serve in such capacity at the time for granting Restricted Stock Awards pursuant to Section 6.1.

2.9 “Employee” means a common law employee, including an employee who is also an Officer or Director, (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary. “Employee” does not include Non-employee Directors.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and rules and regulations relating to such section.

2.11 “Fair Market Value” of a share of Common Stock means the average of the closing prices of the Common Stock as reported by the New York Stock Exchange for the five trading day period ending on and including the date of a Restricted Stock Award.

2.12 “Officer” means a person who is an “officer” of the Company or a Subsidiary within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

2.13 “Non-employee Director” means a member of the Board who is not an Employee.

2.14 “Removal” means removal of a Non-employee Director from the Board, with or without cause, in accordance with the Company’s Certificate of Incorporation, Bylaws or Kansas General Corporation Code.

2.15 “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to “Forfeiture Restrictions” as defined in Section 6.2 of the Plan and set forth in any related Restricted Stock Agreement.

2.16 “Restricted Stock” means shares of Common Stock issued to an Eligible Director pursuant to Section 6.1 of this Plan which are subject to restrictions or limitations set forth in this Plan and in any related Restricted Stock Agreement.

2.17 “Restricted Stock Agreement” means the written document evidencing the grant of a Restricted Stock Award executed by the Company, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan and need not be executed by the Eligible Director receiving the Restricted Stock Award pursuant to the Restricted Stock Agreement.

2.18 “Restricted Stock Award” means an award granted under Section 6.1 of this Plan of shares of Common Stock issued to an Eligible Director.

2.19 “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

2.20 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interests and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.21 “Termination of Service” occurs when an Eligible Director shall cease to serve as a Non-employee Director for any reason.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board unless and until such time as the Board appoints other members of the Board to serve as the Committee.

Subject to the express provisions of the Plan, the Committee shall have power and authorities which are exclusively ministerial in nature, including the authority to construe and interpret the Plan, to define the terms used in the Plan, to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee on all such matters referred to in the Plan shall be conclusive. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

ARTICLE 4

ELIGIBILITY

Non-employee Directors, including Non-employee Directors who are members of the Committee, shall be eligible to participate in the Plan. Each Eligible Director shall, if required by the Company, enter into an agreement with the Company in such form as the Committee shall determine consistent with the provisions of the Plan for purposes of implementing the Plan or effecting its purposes. In the event of any inconsistency between the provisions of the Plan and any such agreement, the provisions of the Plan shall govern.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided herein, the maximum number of shares of Common Stock that may be issued pursuant to Restricted Stock Awards granted under the Plan is 75,000 shares. Shares of Common Stock previously subject to Restricted Stock Awards hereunder which are forfeited or cancelled or are withheld for payment of any applicable employment taxes and/or withholding obligations may be reissued pursuant to Restricted Stock Awards.

ARTICLE 6

GRANT OF RESTRICTED STOCK AWARD

6.1 Awards. Following the Amendment Effective Date, on every fifth Business Day in January each Eligible Director shall be granted a Restricted Stock Award for the number of shares of Common Stock having a Fair Market Value as of the Date of Grant equal to $100,000.00 (the “Annual Grant”). In addition, on the fifth Business Day following the Amendment Effective Date, each Eligible Director who received the 2007 Annual Grant shall be granted an additional Restricted Stock Award for the number of shares of Common Stock having a Fair Market Value as of the Date of Grant equal to $25,000.00. If a person first becomes an Eligible Director between the date of Annual Grants and after the Amendment Effective Date, such Eligible Director shall be granted a Restricted Stock Award for the number of shares of Common Stock having a Fair Market Value as of the date he or she becomes an Eligible Director equal to $100,000.00 (or, if the date on which the person first becomes an Eligible Director is after the 2007 Annual Grant but prior to the fifth Business Day following the Amendment Effective Date, $75,000.00 and, on the fifth Business Day following the Amendment Effective Date, $25,000.00) multiplied by a fraction the numerator of which is the number of days from the date such person becomes an Eligible Director until the date of the next Annual Grant and the denominator of which is 365. For the purposes of the Plan, the term “Business Day” shall mean a day on which the New York Stock Exchange is open for business and is conducting normal trading activity.

6.2 Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Eligible Director and to an obligation of the Eligible Director to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee, in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

6.3 Vesting. The Forfeiture Restrictions referred to in Section 6.2 above for any particular Restricted Stock Award shall include the following vesting schedule:

Anniversary of Date of Grant	Portion of Shares That Are Vested On or After Such Anniversary and Before Next Anniversary
First	25%
Second	50%
Third	75%
Fourth	100%

If an Eligible Director’s membership on the Board is terminated pursuant to his or her (i) Removal, (ii) not being re-nominated for Board membership for the next succeeding period, (iii) being nominated for Board membership for the next succeeding period but not being reelected for Board membership for such period by the Company’s stockholders, or (iv) resignation from the Board, in any such case, prior to the actual vesting or lapse of any other Forfeiture Restrictions, if any, applicable to such Restricted Stock Award, then such unvested Restricted Stock shall immediately be cancelled and the Eligible Director (and such Eligible Directors estate or legal representative) shall forfeit any rights or interests in and with respect to any such unvested Restricted Stock. If an Eligible Director ceases to be a Director due to death, then all of such Eligible Director’s Restricted Stock shall immediately vest in full.

Furthermore, if an Eligible Director ceases to be a Director because of voluntary retirement after a lengthy period of service on the Board or because of health reasons, the Eligible Directors may, in their sole discretion, take action, which action would exclude the participation of the affected Eligible Director, to vest in full the affected Eligible Director’s Restricted Stock that was awarded at least one year prior to the affected Eligible Director’s cessation of Board service.

6.4 Restricted Stock Awards. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Eligible Director of such Restricted Stock Award or by a book entry account with the Company’s transfer agent. The Eligible Director shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Eligible Director shall not be entitled to delivery of the certificate evidencing the shares of Common Stock covered by a Restricted Stock Award until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the certificate evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions have expired, (iii) the Eligible Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions set forth in the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including rules pertaining to the Eligible Director’s Termination of Service prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall also be set forth in the Restricted Stock Agreement made in connection with the Restricted Stock Award.

6.5 Rights and Obligations of Eligible Director. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Eligible Director promptly after, and only after, the Forfeiture Restrictions have expired and the Eligible Director has satisfied all applicable federal, state and local income tax withholding requirements, if any. Each Restricted Stock Agreement shall require that (i) the Eligible Director, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

6.6 Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the Date of Grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the Restricted Stock Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.

6.7 Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or national market system upon which shares of Common Stock are then listed or quoted.

6.8 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided, that in the absence of such a determination, the Eligible Director shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

6.9 Withholding Taxes. The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold applicable federal, state and local income taxes with respect to the lapse of Forfeiture Restrictions applicable to Restricted Stock Awards. Prior to delivery of shares of Common Stock upon the lapse of Forfeiture Restrictions applicable to a Restricted Stock Award, the Eligible Director shall pay or make adequate provision acceptable to the Committee for the satisfaction of all tax withholding obligations of the Company, if any.

ARTICLE 7

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 7, the Board may at any time and from time to time alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that any amendment to the Plan must be approved by the stockholders of the Company if the amendment would (a) materially increase the aggregate number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, (c) materially increase the benefits accruing to Eligible Directors under the Plan, or (d) otherwise require stockholder approval due to the requirements of any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or in order for the Plan or Restricted Stock Awards to continue to comply with sections of the Code or any other laws applicable to Restricted Stock Awards made under this Plan. Any such amendment shall, to the extent deemed necessary by the Committee, be applicable to any outstanding Restricted Stock Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Restricted Stock Agreement. In the event of any such amendment to the Plan, the holder of any Restricted Stock Awards outstanding under the Plan shall, upon request of the Committee and as a condition to the applicable lapse of Forfeiture Restrictions thereon, execute a conforming amendment in the form prescribed by the Committee to any Restricted Stock Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 7 shall adversely affect any rights of Eligible Directors or obligations of the Company to Eligible Directors with respect to any Restricted Stock Awards theretofore granted under the Plan without the consent of the affected Eligible Director.

ARTICLE 8

TERM

Unless sooner terminated by action of the Board, the Plan will terminate on May 1, 2020, but Restricted Stock Awards granted before that date will continue to be effective in accordance with the terms and conditions of the respective Restricted Stock Agreement.

ARTICLE 9

CAPITAL ADJUSTMENTS

If at any time while the Plan is in effect, or Restricted Stock Awards are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:

(a) An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to an Eligible Director to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

(b) Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which Forfeiture Restrictions have not yet lapsed prior to any such change.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of outstanding shares of Restricted Stock.

Upon the occurrence of each event requiring an adjustment with respect to any Restricted Stock Award, the Company shall communicate by reasonable means intended to reach each affected Eligible Director its computation of such adjustment which shall be conclusive and shall be binding upon each such Eligible Director.

ARTICLE 10

RECAPITALIZATION, MERGER AND

CONSOLIDATION; CHANGE IN CONTROL

10.1 The existence of this Plan and Restricted Stock Awards granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.2 Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Restricted Stock Awards granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Restricted Stock Awards would have been entitled.

10.3 In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the outstanding Restricted Stock Awards, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Restricted Stock Awards to be thereafter applicable to such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all such Restricted Stock Awards may be canceled by the Company as of the effective date of any such reorganization, merger, consolidation, or share exchange by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase by the Company during the thirty (30) day period next preceding such effective date of all of the shares of Common Stock subject to such outstanding Restricted Stock Awards at a price equal to the Fair Market Value of such shares on the date of purchase.

10.4 In the event of a Change of Control, then, notwithstanding any other provision in this Plan to the contrary, all Restricted Stock Awards outstanding shall thereupon automatically be vested. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

ARTICLE 11

LIQUIDATION OR DISSOLUTION

In case the Company shall, at any time while any Restricted Stock Award under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Eligible Director shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company in which the Eligible Director is vested, pursuant to the terms of the Eligible Director’s Restricted Stock Agreement, as of the date the Company sells all or substantially all of its property, or dissolves, liquidates or winds up its affairs, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion accelerate the vesting of any Eligible Director’s Restricted Stock Award in connection with any sale, dissolution, liquidation, or winding up contemplated in this Article 11.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Investment Intent. The Company may require that there be presented to and filed with it by any Eligible Director under the Plan, such evidence as it may deem necessary to establish that the shares of Common Stock to be received from a Restricted Stock Award are being acquired for investment and not with a view to their distribution.

12.2 No Right to Continued Board Membership. The grant of Restricted Stock shall not be construed as giving an Eligible Director the right to be retained as a Director of the Company. The Board may at any time fail or refuse to nominate an Eligible Director for reelection to the Board, the stockholders of the Company may at any election fail or refuse to reelect any Eligible Director to the Board or an Eligible Director may be subject to Removal, in each case, free from any liability or claim under the Plan or any Restricted Stock Award except as expressly set forth herein.

12.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any Officer or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any Officer or Employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

12.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted a Restricted Stock Award or any other rights except as may be evidenced by a Restricted Stock Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

12.5 Severability And Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

12.6 Governing Law. The Plan shall be construed and interpreted in accordance with the laws of the State of Kansas.

12.7 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Restricted Stock Award if the issuance thereof would constitute a violation by the Eligible Director or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under a Restricted Stock Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Restricted Stock Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

12.8 Legend. Each certificate representing shares of Restricted Stock issued to an Eligible Director shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain CEC Entertainment, Inc. Non-Employee Directors Restricted Stock Plan and the related Restricted Stock Agreement, copies of which are on file at the principal office of the Company in Irving, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan and Agreement. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan and Agreement.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan shall be kept on file in the principal office of the Company in Irving, Texas.